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John Vincenzo	Joseph Vukson
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john_vincenzo@3com.com	joseph_vukson@3com.com

3COM REPORTS FOURTH QUARTER AND ANNUAL FISCAL YEAR 2006 RESULTS

Delivers Continued Year-over-Year Improvements in Bottom-Line Performance; Announces Focused Business Restructuring

Fourth Quarter Highlights

•	GAAP loss per share was $0.04 in the fourth quarter, improved from a $0.15 loss per share in the prior-year quarter; and
•

GAAP revenue for the fourth quarter was $255 million, a 44 percent increase over the prior-year quarter; Pro forma consolidated revenue for the fourth quarter of fiscal 2006 (assuming consolidation of the Huawei-3Com joint venture from the beginning of the period) was $304 million, a 22 percent increase over the prior-year quarter.

MARLBOROUGH, MASS. – June 28, 2006 – 3Com Corporation (NASDAQ: COMS) today reported financial results for its fourth quarter and fiscal year-ended June 2, 2006. Starting with this reporting period 3Com is consolidating the results of its Huawei-3Com joint venture (H-3C) effective from the date that it became a majority-owned subsidiary. Specifically, 3Com’s results for the fourth quarter consolidate H-3C’s performance for the period of February 1, 2006 through March 31, 2006; the January 2006 results of H-3C were reported on the equity method consistent with prior period reporting1. This period

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1H-3C is on a calendar reporting schedule (a two month difference from 3Com’s fiscal reporting schedule). The two month time lag will continue as 3Com consolidates future H-3C results.

3Com is also beginning to report segment results for two operating segments, Secure, Converged Networking (SCN) and H-3C.

Overall 3Com Results

Revenue – Generally Accepted Accounting Principles (GAAP) basis

Revenue for the fourth quarter of fiscal 2006 was $255 million, a 44 percent increase compared to same period in fiscal 2005. The growth is comprised of the consolidation of two months of H-3C revenue offset, in part, by a 6 percent decline in revenues from the SCN segment.

Full year fiscal 2006 revenue was $795 million, a 22 percent increase compared to fiscal 2005. The growth is comprised of the consolidation of two months of H-3C revenue and growth in the SCN segment, primarily in security products.

Revenue – Pro forma Basis2

Pro forma revenue for the fourth quarter of fiscal 2006 was $304 million, an increase of 22 percent from the fourth quarter of fiscal 2005. The growth was comprised of a 90 percent growth in the H-3C operating segment offset in part by a 6 percent decline in the SCN segment.

Gross Profit, Operating Expense and Operating Loss – GAAP Basis

3Com’s gross profit for the fourth quarter of fiscal 2006 was $111 million, or 44 percent of revenue, which is a 9 percentage point improvement compared to the prior-year quarter. Fourth quarter fiscal 2006 operating expenses were $132 million, resulting in an operating loss of $21 million. This compares to a $62 million operating loss in the fourth quarter of fiscal 2005. The $41 million improvement comprises $15 million of operating income from H-3C’s results and $26 million due to reduced operating loss in the SCN segment.

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2Assumes consolidation of H-3C for the full fiscal fourth quarter and in comparison periods. See Table F.

Non-GAAP Operating Loss3

The fourth quarter fiscal 2006 non-GAAP operating loss was $8 million, a $43 million improvement compared to the prior-year quarter’s non-GAAP operating loss of $51 million.

Net Loss and EPS – GAAP basis

The fourth quarter fiscal 2006 net loss was $15 million, or $0.04 per share, including restructuring and amortization charges of $13 million, or $0.03 per share. In the same period of the prior year, the net loss was $58 million or $0.15 per share. Restructuring and amortization charges also represented $0.03 per share in the prior-year quarter.

For the full fiscal year of 2006, the net loss was $101 million, or $0.26 per share. This compares to a net loss of $196 million or $0.51 per share for fiscal year 2005. Included in the fiscal 2006 net loss are restructuring and amortization charges of $35 million, or $0.09 per share. In fiscal 2005, restructuring and amortization charges were $33 million, or $0.09 per share.

Cash and Short-Term Securities

3Com ended the quarter with $864 million in cash, cash equivalents and short-term investments, including the consolidated cash, cash equivalents and short-term investments of H-3C which totaled $169 million.

Business Realignment

To help create a business model that 3Com believes supports long-term profitability and long-term growth, the company today outlined a multi-faceted restructuring plan. The plan focuses on reducing components of the SCN operating segment cost structure in order to achieve future profitability. The plan includes: the

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3Non-GAAP operating loss measures exclude restructuring, amortization, in-process research and development and certain unusual items such as executive transition and impairment. The required reconciliations and other disclosures are set forth later in this press release in Table D and in the Current Report on Form 8-K furnished to the SEC on the date hereof.

closure of approximately 21 facilities around the world; a reduction in workforce of approximately 250 full-time employees, equaling approximately 15 percent of its SCN headcount; and focusing its sales, marketing and services efforts.

As a result of this realignment, 3Com currently estimates it will record restructuring charges of approximately $10-$13 million. These charges are expected to be recorded principally during 3Com’s first and second quarters of fiscal 2007. These actions are expected to be substantially completed by December 31, 2006.

“I am pleased with the progress that we have made in the past quarter in moving 3Com toward a profitable business model. H-3C delivered strong results, and we have continued to reduce the operating loss of our SCN business through solid cost control,” commented Scott Murray, 3Com’s President and Chief Executive Officer. “We believe that the cost realignment announced today will be a significant part of achieving our goal of future profitability.”

Conference Call

Management will host a conference call and webcast at 5 p.m. EDT today to discuss quarterly highlights, historical financial results and expectations of future performance. To participate on the call, U.S. and international parties may dial (913) 981-4903. Alternatively, interested parties may listen to the live broadcast of the call over the Internet at 3Com’s Investor Relations Web site (www.3com.com/IR) in the Earnings webcast section.

Safe Harbor

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our goal to reach profitability and reduce costs and our restructuring plan (including, without limitation, facilities closures, workforce reduction, estimated charges and timing for each of the foregoing). These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, risks relating to: our ability to return to profitability in light of significant historical net losses; our focus on enterprise networking and fluctuating results based on conditions in that market; our ability to respond effectively to increased competition; our ability to compensate for lower sales or cash outlays with cost reductions sufficient to generate positive net income or cash flow; the consequences of expense reduction; our dependence on our joint venture in China (H-3C); H-3C’s success; economic, political and social events in China; the market acceptance of our products and the inclusion of our technology in industry standards; our ability to successfully develop relationships with system integrators, service providers and enterprise VARs; H-3C’s dependence on Huawei; our ability to hire and retain qualified personnel; the ability of our manufacturing outsourcing strategy to meet cost, quality and performance standards; China’s reforms and changing economic environment; our ability to maintain effective internal controls that include H-3C; and other risks detailed in the Company’s filings with the SEC, including those discussed in the Company’s annual report filed with the SEC on Form 10-K for the year ended June 3, 2005. 3Com Corporation assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein. References to the financial information included in this press release and the related conference call reflect rounded numbers and should be considered approximate values.

About 3Com Corporation

3Com Corporation is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is the leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also is the majority owner of Huawei-3Com Co., Ltd. (H-3C), a China-based joint venture formed by 3Com and Huawei in November 2003. H-3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.

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Copyright © 2006 3Com Corporation. 3Com and the 3Com logo are registered trademarks and TippingPoint is a trademark of 3Com Corporation. All other company and product names may be trademarks of their respective holders.

3Com Corporation
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)
TABLE A

	Three Months Ended			Year Ended	
	June 2, 2006	March 3, 2006	June 3, 2005	June 2, 2006	June 3, 2005
Sales	$ 255,276	$ 177,563	$ 176,642	$ 794,807	$ 651,244
Cost of sales	143,999	105,157	114,460	466,743	416,916
Gross profit	111,277	72,406	62,182	328,064	234,328
Operating expenses:					
Sales and marketing	69,860	67,073	69,849	274,745	243,700
Research and development	32,373	25,075	27,215	101,870	94,584
General and administrative	16,571	19,520	15,817	72,596	59,833
Amortization of intangibles	9,317	3,862	4,084	20,903	8,989
In-process research and development	650	-	-	650	6,775
Restructuring charges	3,426	4,148	7,548	14,403	23,922
Total operating expenses	132,197	119,678	124,513	485,167	437,803
Operating loss	(20,920)	(47,272)	(62,331)	(157,103)	(203,475)
Gain on investments, net	1,063	173	(163)	4,333	1,580
Interest and other income, net	17,621	6,593	5,954	37,320	16,621
Loss from operations before income taxes and equity interest in unconsolidated Huawei - 3Com joint venture	(2,236)	(40,506)	(56,540)	(115,450)	(185,274)
Income tax (provision) benefit	(5,115)	(1,030)	(1,988)	14,833	(3,490)
Equity interest of 3Com in the income (loss) of unconsolidated Huawei - 3Com joint venture [1]	3,251	8,776	203	11,016	(6,922)
Minority Interest of Huawei in the (income) of consolidated Huawei - 3Com joint venture [2]	(11,074)	-	-	(11,074)	-
Net loss	$ (15,174)	$ (32,760)	$ (58,325)	$ (100,675)	$ (195,686)
Basic and diluted loss per share:	$ (0.04)	$ (0.08)	$ (0.15)	$ (0.26)	$ (0.51)
Shares used in computing basic and diluted per share amounts	390,245	387,754	383,009	386,801	382,309

[1] Represents 3Com's interest in the Huawei-3Com joint venture for the period prior to February 1, 2006
[2] Represents Huawei's interest in the Huawei-3Com joint venture for the period subsequent to February 1, 2006

3Com Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

TABLE B

	June 2, 2006	June 3, 2005
ASSETS		
Current assets:		
Cash and short-term investments	$ 864,347	$ 844,104
Notes receivable	63,224	-
Accounts receivable, net	115,120	61,664
Inventories, net	148,819	29,311
Other current assets	57,835	42,430
Total current assets	1,249,345	977,509
Property & equipment, net	105,294	69,535
Investment in joint venture	-	135,969
Other assets	40,618	33,705
Goodwill	354,259	310,367
Intangibles, net	111,845	65,882
Total assets	$ 1,861,361	$ 1,592,967
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities:		
Accounts payable	$ 153,245	$ 99,632
Accrued liabilities and other	318,036	209,928
Total current liabilities	471,281	309,560
Deferred revenue and long-term obligations	13,788	8,484
Minority Interest [a]	173,930	-
Stockholders' equity	1,202,362	1,274,923
Total liabilities and stockholders' equity	$ 1,861,361	$ 1,592,967

[a] Represents Huawei's 49 percent ownership in the H-3C joint-venture.